EXHIBIT 5

OPINION OF JOEL BERNSTEIN

Law Offices

JOEL BERNSTEIN, ESQ., P.A.

11900 Biscayne Blvd., Suite 604 Miami, Florida 33181	Telephone: 305.892.1122 Facsimile: 305.892.0822

January 22, 2003

NETFRAN DEVELOPMENT CORP.
2801 N.E. 208th Terrace, 2nd Floor
Miami, FL 33180

Gentlemen:

I have acted as special counsel to Netfran Development Corp., a Florida corporation (the “Corporation”), in connection with the offering of 33,738 shares of Common Stock to be issued pursuant to a Fee Payment Agreement. The offering of the shares is to be made pursuant to Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Registration Statement”).

I have acted as special counsel to the Corporation in connection with the shares. I have advised you of your right to obtain independent counsel in connection with this matter in view of my potential conflict.

Please be advised that I am of the opinion that the Corporation’s Common Stock to be offered pursuant to the Registration Statement has been duly authorized by the Corporation. The Common Stock to be issued in accordance with the terms of the Fee Payment Agreement will be validly issued by the Corporation and fully paid and non-assessable.

We consent to the use of our name in the Registration Statement in the section of the Prospectus entitled “Legal Matters” and the filing of this letter as an exhibit to the Registration Statement.

Yours very truly,

/s/ Joel Bernstein, Esq., P.A.

Joel Bernstein, Esq., P.A.